Exhibit 99.1
RISK FACTORS
     The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial also may impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks and the value of our common stock could decline due to any of these risks, and you could lose all or part of the money you paid to buy our common stock. The following discussion of our risk factors should be read in conjunction with the consolidated financial statements and related notes thereto, and management’s discussion and analysis, contained in other reports filed by us from time to time with the Securities and Exchange Commission. Our business is also subject to general risks and uncertainties that affect many other companies.
Risks Related to Our Business
We may experience significant fluctuations in our revenues, operating results, growth rate and stock price.
     Our quarterly and annual revenues, operating results, and growth rate have fluctuated significantly in the past and are likely to do so in the future due to a variety of factors, some of which are outside our control. As a result, we believe that quarter-to-quarter and year-to-year comparisons of our revenue and operating results are not necessarily meaningful, and that these comparisons may not be accurate indicators of future performance. If our annual or quarterly operating results fail to meet the guidance we provide to securities analysts and investors or otherwise fail to meet their expectations, the trading price of our common stock may be impacted.
     Factors that may affect our revenues, operating results, continued growth, and our stock price include the risks described elsewhere herein, as well as the following:
•	Client Development and Retention. We generate revenue by providing services to a wide variety of companies, primarily in the software and high-tech products markets. Therefore, it is important to our ongoing success that we maintain our key client relationships and, at the same time, both develop new client relationships and increase the number and type of products offered through our services. If we cannot develop and maintain satisfactory relationships with software and digital products publishers, manufacturers of consumer electronics and other goods, online retailers and online channel partners on acceptable commercial terms, or if clients elect to end their relationships with us and we are unable to generate sufficient additional revenue to compensate for the loss of those relationships, we will likely experience a decline in revenue and operating profit. New product verticals or market segments, and further penetration of existing product verticals and market segments, may require us to work with companies which have a limited operating history or greater risks than more established companies. This may result in the offering of products which are subject to higher chargeback rates or legal exposure and may generally expose us to greater legal and/or business risk. We may not be able to fully anticipate or mitigate all such risks. In the event claims are brought against us in connection with products offered by clients, especially clients with a limited operating history, weak sales, or who are or may become insolvent or bankrupt, we may not be successful in seeking indemnification for such claims from such clients and may be ultimately responsible for such claims.

•	We also depend on our clients to create and support products that consumers will purchase. We generally purchase products for resale from consignment or from distributors at the time of the resale to the consumer, and do not maintain an inventory of products available for sale. If we are unable to obtain sufficient quantities of products for any reason, or if the quality of service provided by these publishers and manufacturers falls below a satisfactory level, we could also experience a decline in revenue, operating profit and consumer satisfaction, and our reputation could be harmed.

•	Our contracts with our clients are generally one to two years in duration, with an automatic renewal provision for additional one-year periods, unless we are provided with a written notice before the end of the contract. Some of our contracts are for longer periods, but may provide for early termination upon certain notice. For example, we recently amended our contract with Microsoft to extend the term through October

2013, but the amendment did not modify the previously negotiated termination provisions. We have no material long-term or exclusive contracts or arrangements with any clients that guarantee the availability of products. Clients that currently supply products to us may not continue to do so, and we may be unable to establish new relationships with clients to supplement or replace existing relationships. Clients may elect to cease offering certain products through online commerce, or cease allowing us to resell certain of their products. A client who believes we have failed to deliver the contractually-required services and benefits could terminate their agreements and bring claims against us for substantial damages, these claims could exceed the level of any insurance coverage that may be available to us, and if successful could adversely affect our operating results and financial condition. If an existing significant customer elects to end their relationship with us or if our sales of a significant customer’s products materially decreases, our revenue would decline and it may have a material adverse effect on our business, financial condition, results of operations, growth rate and stock price.

•	In addition, a limited number of our other software and physical goods clients contribute a large portion of our annual revenue. If any one of these key contracts is not renewed or otherwise terminates, or if revenues from these clients decline for any other reason (such as competitive developments), our revenue would decline and our ability to sustain profitability would be impaired. For example, please see the risk factor below regarding the termination of Symantec’s e-commerce agreement with us.

•	Dependence on Key Personnel and Employee Turnover. Our future success significantly depends on our ability to continue to identify, attract, hire, train, retain and motivate highly skilled personnel, including the continued services and performance of our senior management. Competition for these personnel is intense, particularly in the Internet industry. Our performance also depends on our ability to retain and motivate our key technical employees who are skilled in maintaining our proprietary technology platforms. The loss of the services of any of our executive officers or key employees could harm our business if we are unable to effectively replace that officer or employee, or if that person should decide to join a competitor or otherwise directly or indirectly compete with us. Employee turnover may increase in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a business in a relatively rapidly changing industry and environment. Further, we may need to incur additional operating expenses and divert other management time in order to search for a replacement for members of senior management or personnel with specialized skills.

•	Organizational Changes. In order to remain competitive and to control our costs, we have implemented in the past, and may be required to implement in the future, organizational changes within our company, such as the consolidation of e-commerce platforms or offices, utilization of subcontractors or outsourcing relationships, reorganization of business units, and reductions in force. We may incur significant costs in order to implement organizational changes to achieve efficiencies in our cost structure in the long term. Failure to effectively manage our subcontractors and outsourcing relationships may harm our business. These organizational changes may impact our ability to execute our business plans and could affect our operating results.

•	Operating Expenses. Our operating expenses are based on our expectations of future revenue. These expenses are relatively fixed in the short-term. If our revenue for a quarter falls below our expectations and we are unable to quickly reduce spending in response, our operating results for that quarter would be harmed.

•	Infrastructure. The introduction by us of new websites, web stores or services, new features and functionality, and the continued upgrading, development and maintenance of our systems and infrastructure to meet emerging market needs, leverage technical innovations, and remain competitive in our service and product offerings, may require a substantial investment of our resources and result in significant capital expenditures and operating costs and expose us to additional risk and legal liability despite efforts to control such risks and liabilities.

•	Fluctuations in Demand. Our quarterly and annual operating results are subject to fluctuations in demand for the products or services offered by us or our clients, such as anti-virus software and anti-spyware software and consumer electronics. In particular, sales of anti-virus software represented a significant portion of our revenues in recent years, and continue to be very important to our business. Demand for anti-

virus software is subject to the unpredictable introduction of significant computer viruses. The introduction of products and services competitive to those offered by our current clients (including anti-virus products and services) may materially adversely affect our revenues. In addition, revenue generated by our software and digital commerce services is likely to fluctuate on a seasonal basis that is typical for the markets for our clients’ products, including the software publishing, consumer electronics, and computer and video games markets. Softening or weakening of traditionally high-volume periods, such as the holiday season, can materially adversely affect our revenues and operating results.

•	Changes in the E-commerce Industry. The nature of our business and the e-commerce industry in which we operate has undergone, and continues to undergo, rapid development and change. For example, new protocols or technologies and new rules and regulations applicable to our business and the e-commerce industry can be introduced which could affect the ways in which e-commerce operates and products are sold online. It may be difficult for us to predict such developments. Thus, our chances of financial and operational success should be evaluated in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a business in a relatively rapidly changing industry and environment. If we are unable to address these issues, we may not be financially or operationally successful.

•	Other Factors. Additional industry risks that may affect our revenues, operating results, continued growth and our stock price include:

•	Competitive developments, including the introduction of new products and services and the announcement of new client and strategic relationships by our competitors;

•	Changes that affect our clients or the viability of their product lines, and client decisions to delay new product launches, invest in e-commerce initiatives, utilize the services of a competitor, or internalize their currently outsourced e-commerce operations;

•	The cost of compliance with U.S. and foreign laws, rules and regulations relating to our business, including the potential effect of new laws, rules and regulations, or interpretations of existing laws, rules and regulations, that affect our business operations or otherwise restrict or affect online commerce and/or the Internet as a whole, as well as our compliance with the rules and policies of entities whose services are critical for our continued operations, such as banks and credit card associations;

•	Our announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments or results of operations or other developments related to those acquisitions, and our ability to successfully integrate and manage acquired businesses;

•	Required changes in generally accepted accounting principles and disclosures;

•	Sales or other transactions involving our common stock or our convertible notes;

•	General macroeconomic conditions, including severe downturns or recessions in the United States and elsewhere, global unrest, terrorist activities and particularly those economic conditions affecting the e-commerce and retailer industries; and

•	Conditions or trends in the Internet and online commerce industries in the United States and around the world, including slower-than-anticipated growth of the online market as a vehicle for the purchase of software products, changes in consumer confidence in the safety and security of online commerce, and changes in the usage of the Internet and e-commerce.
     The following risks may also have a material adverse impact on our business, financial condition, results of operations and stock price:
Our stock price is volatile.
     The stock market as a whole and the trading prices of companies in the electronic commerce industry in particular, have been notably volatile. The operating results of companies in the electronic commerce industry have experienced significant quarter-to-quarter fluctuations. This broad market and industry volatility could significantly reduce the price of our common stock at any time, without regard to our own operating performance.
     The market price for our common stock has varied between a high of $36.93 on October 13, 2010 and a low of $21.83 on November 3, 2009 in the period of approximately 12 months from October 13, 2009 to October 22, 2010. This volatility may affect the price at which you could sell your common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.
     In addition, the price of our common stock may be impacted by the short sales and actions of other parties who may disseminate misleading information about us in an effort to profit from fluctuations in the price of our common stock. Further, the price of our common stock may be impacted by the announcement of the financial results or other decisions by our larger clients whose products represent a significant portion of our sales. For example, the price of our common stock experienced a significant decline on October 12, 2009 in connection with the announcement by us that Symantec had informed us that it has elected not to renew its e-commerce agreement with us.
     A material decline in the price of our common stock may result in the assertion of certain claims against us, and/or the commencement of inquiries and/or investigations against us. A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital, and the inability for you to obtain a favorable selling price for your shares. Any reduction in our ability to raise equity capital in the future may force us to reallocate funds from other planned uses and could have a significant negative effect on our business plans and operations.
The termination of our e-commerce agreement with Symantec may materially adversely affect our business, financial condition or results of operations and stock price.
     Sales of products for one client, Symantec Corporation, accounted for approximately 21.5% of our revenue in 2009. In addition, revenues derived from proprietary Digital River services sold to Symantec consumers and sales of Symantec products through our oneNetworkDirectTM retail and affiliate channel together accounted for approximately 6.9% of total Digital River revenue in 2009. As announced in October 2009, Symantec informed us that it had elected not to renew its e-commerce agreement with us, which resulted in the termination of the e-commerce agreement on June 30, 2010. Unless and until we generate sufficient new business to offset the loss of Symantec, our 2009 financial results will be difficult or impossible to duplicate.
Loss of our credit card acceptance privileges, or changes to payment networks, fees, rules or practices, would seriously hamper our ability to process the sale of merchandise and materially adversely affect our business.
     The payment by consumers for the purchase of goods and services through our e-commerce systems is typically made by credit card or similar payment method. As a result, we must rely on banks and payment processors to process transactions, and must pay a fee for this service. From time to time, credit card associations may increase the per-transaction fees that they charge. In addition, reductions in the volume of transactions processed by us may result in increased per-transaction processing fees. Any such increased fees will increase our operating costs and reduce our profit margins. We also are required by our processors to comply with credit card association operating rules, and we have agreed to reimburse our processors for any fines they are assessed by credit card associations as a result of processing payments for us. The credit card associations and their member banks set and interpret the credit card rules. Visa, MasterCard, American Express, Discover, and other card associations whose cards we accept could adopt new operating rules or re-interpret existing rules that we, or our processors, might find difficult to follow. Although we have been able to successfully switch to new payment processors in the past, such migrations require significant attention from our personnel, and may not achieve the anticipated cost savings or other desired results. Any disputes or problems associated with our payment processors could impair our ability to give customers the option of using credit or debit cards to fund their payments. If we were unable to accept credit or debit cards or other widely accepted forms of payment, our business would be seriously damaged. We also could be subject to fines or increased fees from Visa and MasterCard if we fail to detect that our clients are engaging in activities that are illegal or activities that are considered “high risk,” primarily the sale of certain types of digital content, or if the percentage of our sales transactions subject to chargeback increases as an absolute percentage of our overall transaction volume. We may be required to expend significant capital and other resources to monitor these activities.
Security breaches could hinder our ability to securely transmit confidential information and could materially affect our reputation, business operations, operating results and financial condition.
     Our business depends in large part on the secure transmission of confidential information over public networks, including customers’ credit card and other payment account information, and the secure storage of confidential information. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary for secure transmission of confidential information, such as customer credit and debit card numbers. While we take significant steps to protect the security of confidential information in our possession, we cannot guarantee our security measures will prevent security breaches, or that future advances in computer and software capabilities and encryption technology, new cryptography tools and discoveries, and other events will enable us to prevent the breach or compromise of our security even if implemented by us. Further, the technology utilized in credit and debit cards, and the systems used for the transmission of payment card transactions, are controlled by the payment card industry, and vulnerabilities in these systems and technology can place payment card data at risk.
     Any breach or compromise of our security could have a material adverse effect on our reputation, business, operating results and financial condition, dissuade existing and new clients from using our services, dissuade customers from transacting business through our systems, and expose us to significant costs, fines, losses, litigation, governmental investigations and liabilities. A party who circumvents our security measures could misappropriate proprietary information or interrupt our operations. We may be required to expend significant capital and other resources to protect against security breaches or address problems caused by such breaches. Security breaches could expose us to lawsuits from affected persons and companies, and to governmental inquiries. Concerns over the security of the Internet and other online transactions and the privacy of users could deter people from using the Internet to conduct transactions that involve transmitting personally identifiable and other confidential information, inhibiting the growth of our business.
We are exposed to foreign currency exchange risk.
     Sales outside the United States accounted for approximately 41.1% of our total sales in 2009. A significant portion of our cash and marketable securities are held in non-U.S. domiciled countries, primarily Ireland and Germany. The results of operations of, and certain of our intercompany balances associated with, our internationally focused websites are exposed to foreign exchange rate fluctuations. Upon translation, net sales and other operating results from our international operations may differ materially from expectations, and we may record significant gains or losses on the re-measurement of intercompany balances. If the U.S. dollar weakens against foreign currencies, the translation of these foreign-currency-denominated transactions will result in increased net revenues and operating expenses. Similarly, our net revenues and operating expenses will decrease if the U.S. dollar strengthens against foreign currencies. As we have expanded our international operations, our exposure to exchange rate fluctuations has become more pronounced. We may enter into short-term currency forward contracts to offset the foreign exchange gains and losses generated by the re-measurement of certain assets and liabilities recorded in non-functional currencies. The use of such hedging activities may not offset more than a portion of the adverse financial impact resulting from unfavorable movements in foreign exchange rates.
Failure to enhance and expand our technology, systems and business offerings to accommodate increased traffic and to remain competitive could reduce demand for our services and impair the growth of our business.
     We periodically enhance and expand our technology and transaction-processing systems, network infrastructure and other technologies to accommodate increases and spikes in the volume of traffic on our technology platforms due to factors including launches of new products and new commerce websites on our technology platforms, and seasonal fluctuations in consumer demand. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our e-commerce platforms and the underlying network infrastructure, and develop and introduce new business offerings and programs. Any inability to enhance and expand our existing technology, transaction-processing systems or network infrastructure to manage such increased traffic and traffic spikes may cause unanticipated systems disruptions, slower response times and degradation in client services, including impaired quality and speed of order fulfillment. Failure to manage increased traffic and traffic spikes or an inability to maintain our competitiveness could harm our reputation and significantly reduce demand for our services, which would impair the growth of our business. If we incur significant costs without adequate results, or are unable to adapt rapidly to technological changes, we may fail to achieve our business plan. We may be unable to improve and increase the capacity of our network infrastructure sufficiently or to anticipate and react to expected increases in the use of the platform to handle increased volume, or to obtain needed related services from third party suppliers. Our network and our suppliers’ networks may be unable to maintain an acceptable data transmission capability, especially if demands on our platform increase. We may fail to use new technologies effectively or fail to adapt our proprietary technology and systems to client requirements or emerging industry standards.
If we are unable to enter into, achieve desired results from, or maintain our marketing and promotional agreements with third party marketing or technology providers to generate sales traffic and sales for our clients, our ability to generate revenue and our business could be adversely affected.
     We have entered into multiple marketing and promotional agreements and operate certain affiliate networks and programs which are designed to increase both traffic to the e-commerce stores we operate and the number of customers purchasing products through such stores, including agreements with search engine providers, display advertising networks, comparison shopping engines, affiliate networks, operators of websites and marketing technology providers. Our ability to attract new clients and retain existing clients is based in part on our ability to generate increased traffic or better conversion rates resulting in increased online sales of their products through these agreements and programs. If we are unable to enter into such agreements on favorable terms, are unable to achieve the desired results under these agreements and programs, are unable to maintain these relationships, or fail to generate sufficient traffic or generate sufficient revenue from purchases pursuant to these agreements and programs, our ability to generate sales and our ability to attract and retain our clients may be impacted, negatively affecting our business and operating results.
New obligations to collect or pay transaction taxes could substantially increase the cost to us of doing business.
     Many of the laws and regulations regarding the application of sales tax, use tax, value added tax (VAT) or other similar transaction taxes predate the growth of the Internet and online commerce. The application of transaction taxes to interstate and international sales over the Internet is complex and evolving. We currently collect taxes on certain product and service offerings in tax jurisdictions where we have taxable presence. A successful assertion by one or more tax jurisdictions that we should collect or were obligated to collect transaction taxes on the products we sell could harm our results of operations. The imposition by state and local governments of various taxes upon Internet commerce and related e-commerce activities could create administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on all of our online competitors, and decrease our future sales.
Changes in our tax rates could affect our future results.
     Our future effective tax rates could be favorably or unfavorably affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or their interpretation. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from these continuous examinations will not have an adverse effect on our results of operations and financial condition.

Failure to properly manage and sustain our expansion efforts could strain our management and other resources.
     Through acquisitions and organic growth, we are rapidly and significantly expanding our operations, both domestically and internationally. We will continue to expand further to pursue growth of our service offerings and customer base. This expansion increases the complexity of our business and places a significant strain on our management, operations, technical performance, financial resources, and internal financial control and reporting functions, and there can be no assurance that we will be able to manage it effectively. Our personnel, systems, procedures and controls may not be adequate to effectively manage our future operations, especially as we employ personnel in multiple domestic and international locations. We may not be able to hire, train, retain and manage the personnel required to address our growth. Failure to effectively manage our growth opportunities could damage our reputation, limit our future growth, negatively affect our operating results and harm our business.
Our international expansion efforts may not be successful in generating additional revenue.
     We sell products and services to consumers outside the United States and we intend to continue expanding our international presence. In 2009, our sales to international consumers represented approximately 41.1% of our total sales. Continued expansion into international markets, particularly the European and Asia-Pacific regions, requires significant resources that we may fail to recover through generating additional revenue. Conducting business internationally is subject to risks that may have a material adverse effect on our ability to increase or maintain foreign sales, including:
•	Changes in regulatory requirements and tariffs;

•	Difficulties in staffing and managing foreign subsidiary operations, and the increased costs of international operations;

•	Uncertainty of application of, and the burden and cost of complying with, local, commercial, tax, privacy and other laws and regulations;

•	Reduced protection of intellectual property rights;

•	Difficulties in physical distribution and logistics for international sales;

•	Higher incidences of credit card fraud and difficulties in accounts receivable collection;

•	Difficulties in transferring funds from certain countries;

•	Difficulties in enforcing contracts against international clients, especially in emerging markets;

•	Lower rates of Internet usage in certain countries, especially in emerging markets;

•	The possibility of unionization of our workforce outside the United States, particularly in Europe;

•	Political, social and economic instability and constraints on international trade; and

•	Import and export license requirements and restrictions of the United States and every other country in which we operate.
     We may be unable to successfully and cost-effectively market, sell and distribute our services in foreign markets. Doing so may be more difficult or take longer than anticipated especially due to international challenges, such as language barriers, currency exchange issues and the fact that the Internet infrastructure in some foreign countries may be less advanced than the U.S. Internet infrastructure. If we are unable to successfully expand our international operations, or manage this expansion, our operating results and financial condition could be harmed.

Implementing our acquisition and strategic partnership strategy could result in dilution and operating difficulties leading to a decline in revenue and operating profit.
     A key element of our business strategy involves expansion through the acquisitions of businesses, assets, products or technologies that allow us to complement our existing product offerings, expand our market coverage, increase our engineering workforce or enhance our technological capabilities. Between January 1, 1999 and October 15, 2010, we acquired or invested in 34 companies. We continually evaluate and explore strategic opportunities as they arise, including business combination transactions, strategic partnerships, and the purchase or sale of assets, including tangible and intangible assets such as intellectual property. We have acquired, and intend to continue engaging in strategic acquisitions of businesses, technologies, services and products. Most recently, in August 2010, we acquired certain assets and liabilities of Journey Education Marketing, Inc., a reseller of software and other products to students, educational institutions in the US K-12 and post-secondary academic markets.
     Acquisitions, strategic investments and strategic partnership agreements may require significant capital infusions, typically entail many risks, and could result in unforeseen difficulties, disruptions, distractions, and expenditures in assimilating and integrating with the operations, personnel, technologies, products and information systems of acquired companies or businesses. We have in the past and may in the future experience delays in the timing and successful completion of such activities. These challenges are magnified as the size of the acquisition increases. Furthermore, these challenges would be even greater if we acquired a business or entered into a business combination transaction with a company that was larger and more difficult to integrate than the companies we have historically acquired. Moreover, the anticipated benefits of any acquisition or strategic investment may not be realized. If a significant number of clients of the acquired businesses cease doing business with us, we would experience lost revenue and operating profit, and any synergies from the acquisition may be lost. In addition, key personnel of an acquired company may decide not to work for us. The acquisition of another company or its products and technologies may also require us to enter into a geographic or business market in which we have little or no prior experience. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, amortization of intangible assets or impairment of goodwill. Acquisitions could also result in a dilutive impact to our earnings.
Our clients’ sales cycles and the implementation process for our commerce solution are time-consuming, which may cause us to incur substantial expenses and expend management time without generating corresponding consumer revenue, which would impair our cash flow.
     We market our services directly to software publishers, online retailers, consumer electronics companies and other prospective customers. These relationships are typically complex and take time to finalize. Due to operating procedures in many organizations, a significant amount of time may pass between selection of our products and services by key decision-makers, the signing of a contract, and the launch of a revenue-generating commerce store. The period between the initial client sales call and the signing of a contract with significant sales potential is difficult to predict and typically ranges from six to twelve months, and completion of the implementation process typically ranges from one to four months. If at the end of a sales effort a prospective client does not purchase our products or services, we may have incurred substantial expenses and expended management time that cannot be recovered and that will not generate corresponding revenue. As a result, our cash flow and our ability to fund expenditures incurred during the sales cycle and implementation process may be impaired. We can incur substantial front-end cost to launch client sites and it may require a substantial time before those costs are recouped by us, if at all.
We may become liable for fraudulent, improper or illegal uses of our platforms and services.
     In recent years revenues from our “remote control” platforms have grown as a percentage of our overall business, and we plan to continue to emphasize our self service e-commerce solutions. These platforms typically have an automated structure that allows customers to sign up for and use our e-commerce services without significant participation from Digital River personnel. Despite our efforts to contractually prohibit the sale of inappropriate and illegal goods and services and our efforts to detect the same, the remote control nature of these platforms increases the risk that transactions involving the sale of unlawful goods or services or the violation of the proprietary rights of others may occur before we become aware of them. Furthermore, unscrupulous individuals may offer for sale, or attempt to purchase, illegal products via such platforms under innocuous names, further frustrating our attempts to prevent inappropriate use of our services. Failure to detect inappropriate or illegal uses of our platforms by third parties could expose us to a number of risks, including fines, increased fees or termination of services by payment processors or credit card associations, risks of lawsuits, and civil and criminal penalties.

Compliance with and changes to applicable laws, rules, regulations, and certification requirements, may substantially increase our costs of doing business, limit our activities, or otherwise adversely affect our ability to offer our services.
     We are subject to the same international, federal, state and local laws as other companies conducting business over the Internet. Because our services are accessible worldwide, and we facilitate sales of products to customers worldwide, international jurisdictions may claim that we are required to comply with their laws, rules and regulations. Laws regulating Internet companies outside of the United States may be less favorable than those in the United States, giving greater rights to consumers, content owners and users. Compliance with international, federal, state and local laws may be costly or may require us to change our business practices or restrict our service offerings relative to those provided in the United States. As our services are available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. Failure to qualify as a foreign corporation in a required jurisdiction could subject us to taxes and penalties and could result in our inability to enforce contracts in these jurisdictions. Laws, rules and regulations applicable to our business cover issues such as:
•	User privacy with respect to adults and minors;

•	Our ability to collect and/or share necessary information that allows us to conduct business on the Internet;

•	Export compliance;

•	Pricing, taxation, and regulatory fees;

•	Fraud;

•	Advertising;

•	Intellectual property rights;

•	Information security;

•	Quality of products and services; and

•	Recycling of consumer products.
     Our acceptance of credit cards and similar payment methods requires us to maintain certain certifications, most notably Payment Card Industry (PCI) Level 1 compliance. Maintaining this certification requires an annual audit by a qualified third party auditor and a review and assessment of our security controls and a significant commitment of internal resources. Our loss of such certification may result in our inability to process credit card transactions and have a material adverse affect on our ability to do business.
     Violation of any laws, rules or regulations applicable to our business could result in fines or other actions by regulatory agencies, increased costs of doing business, reduced profits, or restrictions on our ability to conduct business such as our ability to export products or bans on our ability to offer certain services. In addition, any significant changes, developments, or new interpretations of laws, rules, and regulations applicable to our business will increase our costs of compliance and may further restrict our overseas client base, may require significant management and other resources to respond appropriately, and may harm our operating results.
Failure to protect our intellectual property may jeopardize our competitive position and require us to incur significant expenses to enforce our rights.
     We rely on a combination of patent, copyright, trademark, service mark and trade secret laws, and contractual restrictions with our employees and other parties with which we do business, to protect our proprietary rights and to limit access to and disclosure of our proprietary information. We also seek to protect our proprietary position by filing U.S. patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business, and the registration of our trademarks and service marks in the U.S. and internationally.
     The steps we have taken to protect our proprietary rights may be inadequate and third parties may infringe or misappropriate our trade secrets, trademarks and similar proprietary rights. Our contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies. We may not be able to successfully obtain patents or trademarks for our technologies or brands. Effective protection of our intellectual property rights may not be available in every country in which our services are made available online, or cost-effective for us to obtain on a worldwide basis. Any significant failure on our part to protect our intellectual property could make it easier for our competitors to offer similar services and thereby adversely affect our market opportunities. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of management and technical resources.
Claims against us related to infringement of other parties’ intellectual property rights, by our products and services or the products we resell or deliver, could require us to expend significant resources, enter into unfavorable licenses, pay damages, prevent us from using certain technology, or require us to change our business plans.
     From time to time we are notified of potential patent disputes, and expect that we will increasingly be subject to the assertion of patent infringement claims against us and/or our customers as our services expand in scope and complexity. We have been, and from time-to-time may be, named as a defendant in lawsuits claiming that we have, in some way, violated the intellectual property rights of others. For example, we are currently a party to patent litigation in the United States District Court for the Eastern District of Texas brought against us and various other defendants by DDR Holdings, LLC, seeking injunctive and monetary relief. That litigation was initiated in 2006; the proceedings in the case were stayed until very recently pending a re-examination of the patents in question by the United States Patent and Trademark Office, which was completed in July 2010 and resulted in no changes to the asserted patent claims. On October 6, 2010, the Court granted DDR Holdings’ unopposed motion to lift the stay. On October 18, 2010, DDR filed an additional lawsuit in the same U.S. District Court against us and other defendants on a related, more recently issued patent. We intend to vigorously defend ourselves in the DDR Holdings matters, however, given the relatively early stage of the proceedings, no assurances can be given at this time as to the ultimate outcome of this case, or the range of potential loss should the outcome be unfavorable.
     Litigation over patents and other intellectual property rights is not uncommon with respect to e-commerce technologies, and often involves patent holding companies or other adverse patent owners who have no relevant product revenues and against whom our own patents may therefore provide little or no deterrence.
     Claims may be made against us for negligence, copyright or trademark infringement, products liability or other theories based on the nature and content of software products or tangible goods that we deliver electronically and physically. Because we did not create these products, we are generally not in a position to know the quality or nature of the content of these products.
     Any assertions or prosecutions of intellectual property claims could require us to expend significant financial, managerial and personnel resources. Although we carry general liability insurance and typically require that our customers indemnify us against consumer claims, our insurance and indemnification measures may not cover potential claims of this type, may not adequately cover all costs incurred in defense of potential claims, or may not reimburse us for all liability that may be imposed. We may elect to self-insure against certain claims. The defense of any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product enhancement delays or require that we develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us or at all. In the event of a successful claim of infringement against us and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, we may be unable to continue to pursue our current business plan. We expect that we will increasingly be subject to patent infringement claims as our services expand in scope and complexity, and our results of operations and financial condition could be materially adversely affected.

We are subject to regulations relating to consumer privacy.
     We collect and maintain customer data from our customers, which subjects us to increasing international, federal and state regulations related to online privacy and the use of personal user information. Congress has enacted anti-“spam” legislation with which we must comply when providing email campaigns for our clients. Legislation and regulations are pending in various domestic and international governmental bodies that address online privacy protections. Several governments have proposed, and some have enacted, legislation that would limit the use and transfer of personal user information or require online service providers to establish privacy policies. In addition, the U.S. Federal Trade Commission (FTC) has urged Congress to adopt legislation regarding the collection and use of personal identifying information obtained from individuals when accessing websites, including both adults and minors.
     Even in the absence of laws requiring companies to establish these procedures, the FTC has settled several proceedings resulting in consent decrees in which Internet companies have been required to establish programs regarding the manner in which personal information is collected from users and provided to third parties. We could become a party to a similar enforcement proceeding. These regulatory and enforcement efforts could limit our collection of and/or ability to share with our clients demographic and personal information from customers, which could adversely affect our ability to comprehensively serve our clients.
     The European Union has adopted a privacy directive that regulates the collection and use of information that identifies an individual person. These regulations may inhibit or prohibit the collection and sharing of personal information in ways that could harm our clients or us. Failure to comply with member state implementations of these directives may result in fines, private lawsuits and enforcement actions. These enforcement actions can include interruption or shutdown of operations relating to the collection and sharing of information pertaining to citizens of the European Union. Other countries may introduce or expand their existing data privacy laws, rules and regulations, which could require us to expend significant resources to implement procedures and processes to ensure our compliance.
System failures, outages or errors could reduce the attractiveness of our service offerings.
     We provide commerce, marketing and delivery services to our clients and consumers through our proprietary technology transaction processing and client management systems. These systems also maintain an electronic inventory of products and gather consumer marketing information. The satisfactory performance, reliability and availability of the technology and the underlying network infrastructure are critical to our operations, level of client service, reputation and ability to attract and retain clients. We have experienced periodic interruptions and have identified errors, affecting all or a portion of our systems, which we believe will continue to occur from time-to-time. While we attempt to correct every system error we identify, not all errors may be identified or corrected. Any systems damage, errors, or interruption that impairs our ability to accept and fill client orders could result in an immediate loss of revenue to us, and could cause some clients to purchase services offered by our competitors. In addition, frequent systems failures could harm our reputation.
     Although we maintain system redundancies in multiple physical locations, our systems and operations are vulnerable to damage or interruption from:
•	Fire, flood, natural disasters, and other events beyond our control;

•	Operator negligence, improper operation by, or supervision of, employees, physical and electronic break-ins, misappropriation, computer viruses and similar events; and

•	Power loss, computer systems failures, denial-of-service attacks and Internet and telecommunications failure.
     We may not carry sufficient business interruption insurance to fully compensate us for losses that may occur.

The listing of our network addresses on anti-spam lists could harm our ability to service our clients and deliver goods over the Internet.
     Certain privacy and anti-email proponents have engaged in a practice of gathering, and publicly listing, network addresses that they believe have been involved in sending unwanted, unsolicited emails commonly known as spam. In response to user complaints about spam, Internet service providers have, from time to time, blocked such network addresses from sending emails to their users. If our network addresses mistakenly end up on these spam lists, our ability to provide services for our clients and consummate the sales of digital and physical goods over the Internet could be harmed.
If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or our filings may not be timely and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K. Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Implementation of new technology related to the control system, such as our current ongoing implementation of an SAP Enterprise Resource Planning, or “ERP,” system, may result in misstatements due to errors that are not detected and corrected during testing. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.
     As a result, we cannot assure you that significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and annual auditor reports regarding disclosure controls and the effectiveness of our internal control over financial reporting required under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules proclaimed after that. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to timely meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price.
Developments in accounting standards may cause us to increase our recorded expenses, which in turn would jeopardize our ability to demonstrate sustained profitability.
     In January 2002, we adopted new Financial Accounting Standards Board (FASB) guidance that establishes that goodwill and intangible assets with indefinite lives are not amortized, but are to be tested on an annual basis for impairment and, if impaired, are recorded as an impairment charge in income from operations. As of December 31, 2009, we had goodwill with an indefinite life of $280.0 million from our acquisitions. If our goodwill is determined for any reason to be impaired, the subsequent accounting of the impaired portion as an expense would lower our earnings and jeopardize our ability to demonstrate sustained profitability. In January 2008, we adopted new FASB guidance that requires the reporting of assets at fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value of assets can shift significantly and can cause a permanent or temporary impairment.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
     We are incorporated in Delaware. Certain anti-takeover provisions under Delaware law and in our certificate of incorporation and amended and restated bylaws, as currently in effect, may make a change of control of our company more difficult, even if a change in control would be beneficial to our stockholders. Our anti-takeover provisions include provisions such as a prohibition on stockholder actions by written consent, a classified board of directors and the authority of our board of directors to issue preferred stock without stockholder approval. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits stockholders owning 15% or more of our outstanding voting stock from merging or combining with us in certain circumstances. These provisions may delay or prevent an acquisition of us, even if the acquisition may be considered beneficial by some of our stockholders. In addition, they may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.
Risks Related to Our Industry
Because the e-commerce industry is highly competitive and has low barriers to entry, we may be unable to compete effectively.
     The market for e-commerce solutions is extremely competitive and we may find ourselves unable to compete effectively. Because there are relatively low barriers to entry in the e-commerce market, we expect continued intense competition as current competitors expand their product offerings and new competitors enter the market. In addition, our clients and partners may become competitors in the future. Increased competition is likely to result in price reductions, reduced margins, longer sales cycles and a decrease or loss of our market share, any of which could negatively impact our revenue and earnings. We face competition from the following sources:
•	In-house development of e-commerce capabilities using tools or applications from companies, such as Art Technology Group, Inc. and IBM Corporation or through internally developed solutions (e.g. as announced in October 2009, Symantec had elected not to renew its e-commerce agreement with us and migrated its online store traffic to an internally developed e-commerce system, which resulted in the termination of our e-commerce agreement with Symantec on June 30, 2010);

•	E-Commerce capabilities custom-developed by companies, such as IBM Global Services and Accenture, Inc.;

•	Other providers of outsourced e-commerce solutions, such as GSI Commerce, Inc., asknet Inc. and Arvato, a division of Bertelsmann AG;

•	Companies that provide technologies, services or products that support a portion of the e-commerce process, such as payment processing, including CyberSource Corporation and PayPal Corp.;

•	Companies that offer various online marketing services, technologies and products, including ValueClick, Inc. and aQuantive, Inc.;

•	High-traffic, branded websites that generate a substantial portion of their revenue from e-commerce and may offer or provide to others the means to offer their products for sale, such as Amazon.com, Inc. and Buy.com, Inc.; and

•	Web hosting, web services and infrastructure companies that offer portions of our solution and are seeking to expand the range of their offering, such as Network Solutions, LLC, Akamai Technologies, Inc., Yahoo!, Inc., eBay, Inc. and Hostopia.com, Inc.
     The online channel partners and the other companies described above may compete directly with us by adopting a business model similar to ours. Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software and e-commerce solutions, larger technical staffs, larger customer bases, more established distribution channels and customer relationships, greater brand recognition and greater financial, marketing and other resources than we have. Some of our clients may also compete with us. In addition, competitors or our clients may be able to develop services that are superior to our services, achieve greater customer acceptance or have significantly improved functionality as compared to our existing and future products and services, which could result in the loss of existing clients and/or our inability to pursue and sign new clients. Our competitors may be able to respond more quickly to technological developments and changes in customers’ needs. Our inability to compete successfully against current and future competitors could cause our revenue and earnings to decline.
The global recession, and political and economic conditions, may adversely affect our revenue and results of operations and stock price.
     The U.S. and other global economies are currently experiencing a recession that has affected the economy as a whole, resulting in stagnation or declines in economic growth, loss of consumer confidence and uncertainty about economic stability, and increased unemployment. U.S. and foreign credit and financial markets continue to experience instability, resulting in increased volatility in the stock market and reduced availability of credit. Our revenue and growth is dependent on the continued growth in demand for our clients’ products and the continued growth of Internet commerce, and depends significantly on geopolitical economic and business conditions. The continuing effects of this recession and the instability in the credit and financial markets may continue to negatively impact our business and our clients, demand for our clients’ products, and consumer spending, such as causing delays in new product introductions, changes in clients’ outsourcing behavior, increasing our difficulty in collecting client receivables, and increasing the risk of client bankruptcies and/or interruption or cessation of business, which may have a negative impact on our business, operating results and financial condition. Instability in the credit and equity markets increases the risk that the actual amounts realized in the future on our financial instruments and investments may significantly differ from the fair values currently assigned to them. If macroeconomic and market conditions affecting us or our clients remain uncertain, weaken further, or otherwise fail to improve, they may have a material adverse effect on our business, operating results, financial condition and stock price.
Risks Related to the Securities Markets
We may need to raise additional capital to achieve our business objectives, which could result in dilution to existing investors or increase our debt obligations.
     We require substantial working capital to fund our business. In February 2009, we filed a shelf registration that would allow us to sell an undetermined amount of equity or debt securities in accordance with the rules applying to “well-known seasoned issuers.” In addition, we filed an acquisition shelf registration statement for up to approximately 1.5 million shares. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced and these equity securities may have rights, preferences or privileges senior to those of our common stock. Our capital requirements depend on several factors, including the rate of market acceptance of our products, the ability to expand our client base, the growth of sales and marketing and opportunities for acquisitions of other businesses. We have experienced significant operating losses and negative cash flow from operations during our operating history and may do so in the future. Additional financing may not be available when needed, on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, which would harm our operating results and adversely affect our ability to sustain profitability.
The investment of our substantial cash balance and our investments in marketable debt securities are subject to risks which may cause losses and affect the liquidity of these investments.
     As of December 31, 2009, we held $99.1 million of investments at par value, $92.8 million fair value, in auction-rate securities (ARS), all are AAA/Aaa rated and 105%-115% over collateralized by student loans guaranteed by the U.S. government with the exception of one security which is rated AAA/A3 and one security which is rated AAA/Aa1. All the securities are 100% guaranteed by the Department of Education or the Federal Family Education Loan Program (FFELP) with the exception of two securities which are 82.5% and 99% guaranteed by FFELP. Almost all of these securities continue to fail at auction due to illiquid market conditions.

     We determined a market value discount, due to current illiquid market conditions, was required for the ARS securities and recorded a temporary fair value reduction of $16.3 million (14.9% of par value) recorded to “Accumulated other comprehensive income” on the December 31, 2008 balance sheet. In 2009, $10.4 million of our ARS were successfully liquidated at par. As of December 31, 2009, we adjusted the market value discount to $6.3 million (6.4% of par value) through “Accumulated other comprehensive income”.
     The investment principal associated with failed auctions will not be accessible until successful auctions occur, a buyer is found outside of the auction process, the issuers establish a different form of financing to replace these securities, or final payments come due according to the contractual maturities of the debt issues. If none of these events occur or if the credit markets deteriorate, we may in the future be required to take a larger fair value discount and may be required to take a permanent impairment resulting in a reduction of earnings and liquidity. We intend to hold our auction-rate securities until we can recover the full principal amount and have the ability to do so based on our other sources of liquidity. Based on our expected operating cash flows, and our other sources of cash, we do not anticipate the potential lack of liquidity on these investments will affect our ability to execute our current business plan.